Exhibit 5.1

    767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

March 1, 2022

Dun & Bradstreet Holdings, Inc.

5335 Gate Parkway

Jacksonville, Florida 32256

Ladies and Gentlemen:

We have acted as counsel to Dun & Bradstreet Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3 (File No. 333-263126) (the “Registration Statement”), the base prospectus, dated March 1, 2022 which forms part of the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated March 1, 2022 (together with the Base Prospectus, the “Prospectus”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of an aggregate of 40,824,221 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), for resale by the selling stockholders as described in and subject to the terms of the Prospectus.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company incorporated by reference as Exhibit 3.1 to the Company’s Annual Report on Form 10-K, filed February 24, 2022; (ii) the Amended and Restated Bylaws of the Company incorporated by reference as Exhibit 3.2 to the Company’s Annual Report on Form 10-K, filed February 24, 2022; (iii) the Registration Statement; (iv) the Prospectus and (v) such corporate agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

March 1, 2022 Page 2

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP